Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 19, 2022
Registration Statement Nos. 333-253034 and 333-253034-01

*Full Pricing Details* Verizon (VZMT) 2022-3/4 (Device Payment Plans)
Issuer: Verizon
Lead Managers: Citi (str), BNP Paribas, Loop Capital Markets, RBC Capital
DE&I Co-Managers: Cabrera Capital Markets LLC, Drexel Hamilton, R. Seelaus & Co. LLC

-ANTICIPATED CAPITAL STRUCTURE-
CLS	SIZE(mm)^	WAL	F/M	P-WIN	ARD	L-FIN	BENCH	Spread	Yld(%)	CPN(%)	PX
2022-3 A	399.40	1.49	AAA/Aaa	18-18	11/20/23	05/20/27	I-Curv	+67	3.031	3.01	99.99709
2022-3 B	34.40	1.49	AA+/Aa2	18-18	11/20/23	05/20/27	I-Curv		** Retained
2022-3 C	16.20	1.49	AA-/A2	18-18	11/20/23	05/20/27	I-Curv**	+117	3.531	3.50	99.99239
2022-4 A	488.20	2.99	AAA/Aaa	36-36	05/20/25	11/20/28	I-Curv	+65	3.426	3.40	99.99495
2022-4 B	42.10	2.99	AA+/Aa2	36-36	05/20/25	11/20/28	I-Curv**	+90	3.676	3.64	99.97701
2022-4 C	19.70	2.99	A+/A2	36-36	05/20/25	11/20/28	I-Curv**	+115	3.926	3.89	99.98806

-TRANSACTION DETAILS-
Offered Size:	$1,000,000,000 **No Grow**
Registration:	Publicly offered / SEC registered
ERISA Eligible:	Yes
RR Compliance:	US RR: Yes, EU/UK RR : Article 6(3)(b) retention / No Article 7 undertakings
Ratings:	Fitch and Moody’s
Pricing Speed:	N/A, 2022-3: 11/23 ARD, 2022-4: 05/25 ARD (soft-bullets)
Settlement:	05/25/22
Bloomberg Ticker:	VZMT 2022-3 / VZMT 2022-4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.